Exhibit 4.6


 December 12, 2000

 Personal and Confidential

 Mr. John Jenkins
 Dial-Thru International, Inc.
 700 South Flower Street
 Suite 2950
 Los Angeles, California 90017

 Re:  Investment Banking Services

 Dear John:

 We are pleased to set forth the terms of the retention of Founders Equity Group, Inc. ("Founders Equity") by Dial Thru International, Inc. (the "Company") as your advisor under the terms of this letter agreement (the "Agreement").

 1. Services. The Company will engage Founders Equity to provide the following services:

      a) Advise the Company on its financing needs, strategic direction and capitalization and the capital market implications of such actions;

      b) Become familiar, to the extent Founders Equity deems appropriate, with the business, operations, corporate structure and ownership, properties, financial conditions, prospects and management of the Company;

      c) Undertake such financial analysis and provide such financial advisory and investment banking services as the Company may reasonably request; and.

 2.   Consideration.

      a)   A nonrefundable retainer in the amount of $70,000.  To be paid part in cash or in stock when and if the Company has money.

      b) A monthly payment of $9,000 beginning January 1, 2000 and continuing for twelve months thereafter. For the period of unregistered stock and in cash or stock at the Company's discretion.

      c) 300,000 five year warrants _ The Per Share Warrant Price shall be the final price of the Company's common stock private placement, but in no event shall the price be greater than $3.50 per share.

      d) If the Company begins the process of the purchase of assets, a merger, acquisition, joint venture, or sale to another entity during the term of this Agreement, Founders Equity shall receive a
           fee calculated as follows.   This fee will only be earned if
           Founders Equity has a role in the transaction. If transaction happens outside that, no fee will be paid to Founders Equity.

             5% of the value of the transaction to the Company up to and including $2,000,000;
             4% of the value of the transaction to the Company greater than $2,000,000 and up to and including $4,000,000;
             3% of the value of the transaction to the Company greater than $4,000,000 and up to and including $6,000,000;
             2% of the value of the transaction to the Company greater than $6,000,000 and up to and including $8,000,000; and 1% of the value of the transaction to the Company in excess of $8,000,000.

           Value of the transaction (consideration) is defined as the total proceeds and other consideration (including cash, securities, or installments) issued or received by the Company in connection with an acquisition of, merger with or sale to, another company. If a portion of such consideration is contingent, consideration will be paid as the Company or its shareholders issue or receive payments, but not in advance of receiving same. In the event that the aggregate consideration for the transaction consists in whole or in part of securities, for the purpose of calculating the amount of aggregate consideration, the value of such securities will be the average bid of closing prices for five consecutive days preceding the consummation of the transaction or, in the absences of a public trading market thereof, the fair market value thereof as the Company and Founder Equity agree on the day preceding the consummation of the transaction.

        d) For the purposes of this Agreement, a "Source" shall include any and all investors, agents, investment bankers, and similar providers of capital including referrals by Founders Equity, whether or not introduced to the Company directly by Founders Equity. The Company hereby agrees that, for a period of three (3) years from the date of this Agreement, the Company will not solicit any kind of financial consideration from any Source introduced to the Company by Founders Equity without Founders Equity's express written consent and that such consent once given by Founders Equity will require the Company to request such consent for each subsequent communication.

        e) In addition to any fees payable to Founders Equity hereunder, the Company hereby agrees, from time to time upon request from Founders Equity, to reimburse Founders Equity for all of its reasonable travel, accounting, printing, third party document preparation, and other out-of-pocket expenses which are incurred in connection with this engagement. All expense amounts will be reasonable and necessary, and any amounts exceeding $1,000 will be approved of in advance by the Company.

 3. Information. In connection with Founders Equity activities on the Company's behalf, the Company will cooperate with Founders Equity and will furnish Founders Equity with all information and data concerning the Company which Founders Equity reasonably requests (collectively, the "Information"). The Company will provide Founders Equity with reasonable access to the Company and the Company's officers, directors, employees, independent accountants to the extent Founders Equity deems it appropriate.

      a) The Company represents that all Information concerning the Company and/or the Company, made available to Founders Equity by the Company, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections concerning the Company provided by the Company to Founders Equity will have been prepared in good faith and will be based upon assumptions, which, in the light of the circumstances under which they were made, are reasonable.

      b) The Company acknowledges and agrees that, in rendering its services hereunder, Founders Equity will be using and relying on the Information without independent verification thereof by Founders Equity and that Founders Equity does not assume responsibility for the accuracy or completeness of the Information or any other information which it may receive regarding the Company. Any advice rendered by Founders Equity pursuant to this Agreement is solely for the benefit of The Company and may not be relied upon in any manner whatsoever by any other person and may not be disclosed publicly without the prior written consent of Founders Equity.

      c) Founders Equity agrees to keep confidential all material non-public Information provided to it by The Company, except as required by law or as contemplated by the terms of this Agreement. Notwithstanding anything to the contrary, Founders Equity may disclose non-public Information to its agents and advisors whenever Founders Equity determines that such disclosure is necessary or advisable to provide the services contemplated hereunder.

 4. Disclaimer of Responsibility for Acts of the Company and Indemnification. The obligations of Founders Equity described in this Agreement consist solely of financial services to the Company. In no event shall Founders Equity be required by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Founders Equity hereunder, shall be those of the Company or such affiliates and Founders Equity shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

   The Company agrees to indemnify and hold harmless Founders Equity and its affiliates, and the respective directors, officers, agents and employees of Founders Equity and its affiliates and each other entity or person, if any, controlling Founders Equity or any of its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, (Founders Equity and each such entity and person being collectively referred to as an "Indemnified Party") from and against any losses, claims, damages or liabilities (or actions in respect thereof) (i) caused by any untrue statement or alleged untrue statement of material fact contained in any selling memorandum, or caused by an omission or alleged omission to state therein a material fact, required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading or (ii) otherwise relating to, arising out of or in connection with the activities contemplated herein. The Company will reimburse any Indemnified Party for all reasonable expenses (including without limitation, fees and disbursements of counsel) incurred by such Indemnified Party in connection with the investigating, preparing or defending any such action or claim in connection with this transaction to which the Indemnified Party is a party, in each case, as such expenses are incurred or paid

 5. Term of Engagement. This Agreement shall be a one year Agreement commencing on the date of this Agreement. The term shall automatically be extended for additional six-month terms unless one party notifies the other of its desire not to renew prior to the commencement of the extended term.

 6. Assignability. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that Founders may, at its sole discretion and without notice, designate one or more of its affiliates to perform all or part of the services outlines herein.

 If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

 Very truly yours,

 FOUNDERS EQUITY GROUP, INC.


 By:  /s/ Scotty D. Cook
      ------------------
      Scotty D. Cook
      Chairman and CEO

 Confirmed and Agreed to this  12th  day of December, 2000.



      Mr. John Jenkins

 By:  /s/ John Jenkins
      ----------------